Arctos Petroleum Corp.

Suite 275, 999 – 8th Street SW, Calgary, AB T2P 1J5

Tel 403-265 5900     Fax 403 531 1719

NEWS RELEASE

TSX Venture Symbol: APO

ARCTOS RECEIVES DEBENTURE EXTENSION

November 16, 2004 - ARCTOS PETROLEUM CORP.  (TSX: APO) (“Arctos”) is please to announce that the Secured Convertible Debenture with Paramount Resources Ltd., due November 15, 2004, has been extended to March 1, 2005.

Arctos is a Junior Oil and Gas Company with ongoing exploration, development, and production programs in Alberta and Saskatchewan.

ARCTOS PETROLEUM CORP.

Thomas A. Doyle

Thomas A. Doyle, President, CEO

For further information, please contact info@arctos.ca or:

Thomas A. Doyle                                           Brian Murray

President, CEO                                               COO, VP Land

Phone: 403-531-1711                                     Phone: 403-215-9256

THE TSX VENTURE EXCHANGE HAS NEITHER APPROVED

NOR DISAPPROVED OF THE INFORMATION CONTAINED HEREIN